EXHIBIT 99.1

                                                 Bethesda Metro Center
                                                 Suite 700
                                                 Bethesda, MD  20814
                                                 Ph:    301.961.1992
                                                 Fax:   301.961.1991
                                                 Email: jjfnk@RegeneRx.com
                                                        ------------------

AT REGENERX:               AT THE FINANCIAL RELATIONS BOARD:

J.J. Finkelstein        Cindy Martin       Leslie Loyet       Kathy Waller
jjfnk@regenerx.com      Media Inquiries    Analyst Inquiries  General Inquiries
301.961.1992            312.640.6741       312.640.6672       312.640.6696

                                News Release. . .

                REGENERX COMPLETES $2.3 MILLION PRIVATE PLACEMENT

            Capital Will Fund Initiation of Phase II Clinical Trials

BETHESDA, MD, January 23, 2004, RegeneRx Biopharmaceuticals, Inc. (OTCBB:RGRX) (www.regenerx.com) announced today that it successfully completed a $2.3 million private placement of its common stock. Participants in the transaction included Defiante Farmaceutica, Lda., a wholly-owned subsidiary of Sigma-Tau Group, headquartered in Rome (Italy), and a number of other outside investors. On January 22, 2004, RegeneRx announced an exclusive European licensing deal with Defiante related to development of RegeneRx's novel wound healing drug, T(beta)4, for certain fields of use.

Under the terms of the deal, the investors purchased approximately 2,400,000 shares of RegeneRx common stock at $.95 per share and received warrants to purchase up to 600,000 additional shares of common stock at $1.50 per share, exercisable for thirty months. The capital will be used to fund Phase II clinical trials to test T(beta)4 for the treatment of chronic dermal wounds and for general operating purposes. There were no placement fees associated with the transaction.

"We are pleased that we continue to attract both existing and new investors confident in our technology and business model. Fortunately, since initiation of our drug development efforts several years ago, we have been able to successfully attain our stated milestones and incrementally raise the necessary operating capital based on increasing company valuation, which is in the best interest of our stockholders," said J.J. Finkelstein, RegeneRx's President and CEO.


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T(beta)4 is a naturally occurring 43-amino acid peptide present in virtually all human cells. T(beta)4 represents a new class of wound healing drug and is different from other wound repair factors, such as growth factors, in that it promotes endothelial cell differentiation and keratinocyte cell migration, down-regulates a number of inflammatory cytokines and chemokines, and has a very low molecular weight, allowing it to diffuse relatively long distances through tissues. A key mechanism of action is T(beta)4's ability to regulate the cell-building protein, actin, a vital component of the cytoskeleton. It has been the subject of a significant amount of research at the NIH and a number of other academic institutions, and has been reported to be effective in the repair of dermal and corneal wounds in numerous animal models under a variety of conditions.

RegeneRx is a biopharmaceutical company developing T(beta)4 as a platform technology for the treatment of acute and chronic wounds and for the treatment of a variety of human diseases involving tissue and organ repair under an exclusive world-wide license from the NIH. The Company holds several patents related to the technology and has numerous world-wide patent applications pending. RegeneRx successfully completed Phase I human clinical trials with T(beta)4 for the treatment of chronic dermal wounds and expects Phase II trials to begin in the second quarter of 2004.

Sigma-Tau is a leading research-based Italian pharmaceutical company with annual revenues of approximately $700 million and over 2200 employees worldwide. Defiante Farmaceutica, Lda is a wholly-owned subsidiary of Sigma-Tau Finanziaria SpA, the Group holding company. Therapeutic areas in which the company's research and development are focused include oncology, neurology, cardiovascular, gastroenterology, metabolism and immunology. Sigma-Tau has operating subsidiaries throughout Europe and the U.S. and maintains a presence in all of the world's major pharmaceutical markets.

The information in this press release may include certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements concern the Company's current expectations regarding future events, including the ongoing and prospective development of T(beta)4 and possible future benefits to the Company, its shareholders, and patients. Due to the nature of product development and the regulatory approval process, the forward-looking statements are subject to risks and uncertainties, including those reflected in the Company's filings with the Securities and Exchange Commission, particularly its most recent Annual Report on Form 10-KSB. The Company assumes no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company.